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                                                                   Exhibit 10.12

                       SEPARATION AND CONSULTING AGREEMENT


PREMIER NATIONAL BANK (the "Bank"), and ROBERT GABRIELSEN ("Gabrielsen") agree to enter into this SEPARATION AND CONSULTING AGREEMENT dated as of March 1, 1999 as follows:


1.  TERMINATION OF EXECUTIVE SEVERANCE AGREEMENT.

Gabrielsen agrees that as of the effective date of this Separation and Consulting Agreement, his Executive Severance Agreement dated March 31, 1993 among Pawling Savings Bank, Progressive Bank, Inc. and Gabrielsen (the "Executive Severance Agreement") is hereby terminated, and shall be null and void and of no further force and effect. Gabrielsen relinquishes and forever waives any and all rights in, or claims that he now has or may have under, the Executive Severance Agreement. Executive represents that with the termination of the Executive Severance Agreement he has no other present or future contract or agreement of employment with Pawling Savings Bank, Progressive Bank, Inc., or the Bank, whether written or oral, express or implied.

2. NOTICE OF RESIGNATION; LAST DAY OF EMPLOYMENT.

(a) Gabrielsen has notified the Bank as of March 1, 1999 that his last day of employment with the Bank will be July 23, 1999 (the "Resignation Date").

(b) The Bank hereby agrees to continue to employ Gabrielsen, and Gabrielsen hereby agrees to continue to be employed by the Bank, until the Resignation Date, unless earlier terminated pursuant to Section 7 below (the "Employment Period"), upon the terms and subject to the conditions set forth in this Agreement.

3.  DUTIES AND RESPONSIBILITIES DURING EMPLOYMENT PERIOD.

(a) During the Employment Period, Gabrielsen will serve as the Bank=s Director of Retail Banking. In such capacity, Gabrielsen shall perform the customary duties and have the customary responsibilities of such position, including the integration of the Bank=s retail banking operations in connection with the merger of First Hudson Valley and Pawling Savings Bank; PROVIDED that the Bank=s President and Chief Executive Officer shall have the right at any time to reassign Gabrielsen to such other duties as are consistent with Gabrielsen=s skills and experience. Any such reassignment shall not constitute a termination by the Bank without Cause pursuant to Section 7(c) of this Agreement.

(b) During the Employment Period, Gabrielsen agrees to faithfully serve the Bank, devote full working time, attention and energies to the business of the Bank, its subsidiaries and affiliated entities, and perform the duties under this Agreement to the best of his abilities. The Bank acknowledges and agrees that Gabrielsen may devote time and attention to the establishment of his own consulting company or post-Resignation Date employment PROVIDED that Gabrielsen fulfills his duties under this Agreement. Gabrielsen may perform services without compensation therefor in connection with the management of his personal investments or in connection with charitable or civic organizations



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(c)      Gabrielsen agrees (i) to comply with all applicable laws, rules and regulations, and all requirements of all applicable regulatory, self-regulatory, and administrative bodies; (ii) to comply with the Bank=s rules, procedures, policies, requirements, and directions; and
         (iii) not to engage in any other business or employment without the written consent of the Bank except as otherwise specifically provided herein.

4.  COMPENSATION DURING EMPLOYMENT PERIOD.

During the Employment Period, the Bank shall continue to provide Gabrielsen with compensation and employee benefits at the same level as was in effect immediately prior to the date of this Agreement.

5. ADDITIONAL COMPENSATION PAYABLE AT END OF EMPLOYMENT PERIOD.

(a) In consideration for Gabrielsen=s execution of this Agreement and compliance with the terms and conditions contained herein, the Bank will provide Gabrielsen with the additional compensation described in this section UNLESS Gabrielsen=s employment is terminated (i) by reason of his death or Total Disability pursuant to Section 7(a) below or (ii) by the Bank for Cause pursuant to Section 7(b) below.

(b)      The following additional benefits are payable to Gabrielsen under this
         Section 5:

         (i) The Bank will pay Gabrielsen $421,211.00, reduced by applicable withholding taxes, in a single lump sum within 10 business days after Gabrielsen=s last day of employment.

         (ii) If Gabrielsen elects to continue group health benefits coverage in accordance with the COBRA coverage continuation requirements, the Bank will pay a portion of the COBRA coverage premiums during the period beginning on the Resignation Date and ending on the earlier of January 31, 2000 or the date such COBRA coverage terminates. The amount premiums to be paid by the Bank will be equal to the employer contribution for the medical benefits coverage in effect for Gabrielsen immediately prior to the Resignation Date.

6.  APPOINTMENT AS CONSULTANT.

(a) In consideration for Gabrielsen=s execution of this Agreement and compliance with the terms and conditions contained herein, the Bank hereby agrees that if Gabrielsen=s employment continues until the Resignation Date, or if Gabrielsen=s employment is terminated by the Bank without Cause pursuant to Section 7(c) below prior to the Resignation Date, the Bank will appoint Gabrielsen as a Consultant, and Gabrielsen hereby agrees to accept such appointment, upon the terms and conditions set forth in this Agreement. Such appointment shall commence as of August 1, 1999 and shall continue through July 31, 2000 (the "Consulting Period"), unless earlier terminated pursuant to Section 7 below, or unless renewed or extended by written agreement of the parties.

(b) During the Consulting Period, Gabrielsen shall make himself reasonably available to assist the Bank in effecting a smooth transition and integration of the Bank=s retail banking operations.

(c) Gabrielsen, in conjunction with his consulting company, agrees to develop industry best practices information to be presented to the Bank=s management during the Consulting Period as appropriate.



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(d)      During the Consulting Period, Gabrielsen shall report to John Van
         Wormer, Vice Chairman.

(e) While it is the intent of this Agreement that the mutual convenience of the parties be served, it is understood between the parties that during the Consulting Period Gabrielsen shall act in the capacity of an independent contractor and shall not be subject to the direction, control or supervision of the Bank with respect to the time spent, or procedures followed in the performance of his consulting services hereunder. Gabrielsen agrees to devote sufficient working time, attention and energies to complete the tasks described in this Section 6.

(f) The Bank agrees to compensate Gabrielsen for all services rendered during the Consulting Period the total amount of $66,494. Such compensation shall be payable in equal monthly installments following the close of each month in which services are performed. Gabrielsen hereby agrees that he shall not be eligible either to participate in any employee benefit plans maintained by the Bank (or any of its affiliates) or to receive any fringe benefits during the Consulting Period.

7.  TERMINATION OF SERVICES.

Gabrielsen=s services under this Agreement may be terminated prior to the end of the Employment Period or Consulting Period under any of the circumstances set forth in this Section 7. Upon termination, Gabrielsen (or his beneficiary or estate, as the case may be) shall be entitled to receive the compensation described in Section 8 below.

(a) DEATH OR TOTAL DISABILITY. Gabrielsen=s services shall terminate upon his death or his becoming "Totally Disabled." For purposes of this Agreement, Gabrielsen shall be "Totally Disabled" if Gabrielsen is physically or mentally incapacitated so as to render Gabrielsen incapable of performing his usual and customary duties under this Agreement for a period of 6 months or longer, as confirmed in writing by an independent physician mutually agreed upon by Gabrielsen and the Bank.

(b) TERMINATION BY THE BANK FOR CAUSE. The Bank may terminate Gabrielsen=s services under this Agreement if it determines that Gabrielsen has engaged in an act constituting "Cause". For purposes of this Agreement, the term "Cause" shall mean any of the following: (A) conviction of a crime (including conviction on a NOLO CONTENDERE plea) involving a felony; (B) commission of an act of personal dishonesty or breach of fiduciary duty resulting in each in case in substantial personal profit in connection with Gabrielsen=s employment by the Bank, (C) willful and gross misconduct by Gabrielsen in the course of his duties, (D) deliberate and intentional continuing refusal to perform duties or responsibilities that are properly assigned to Gabrielsen (except for nonperformance because of incapacity due to illness or accident) which refusal is not cured by Gabrielsen within 30 days after receipt by him of written notice with respect thereto; or (E) termination directed by the Superintendent of Banks, the Federal Deposit Insurance Corporation, or similar regulatory authority.

(c) TERMINATION BY THE BANK WITHOUT CAUSE. The Bank may terminate Gabrielsen=s services at any time without Cause after providing 30 days= prior written notice to Gabrielsen.

(d) TERMINATION BY GABRIELSEN. Gabrielsen may voluntarily terminate his services at any time after providing 30 days= prior written notice to the Bank.



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8.  COMPENSATION FOLLOWING TERMINATION OF SERVICES.

(a) TERMINATION PRIOR TO RESIGNATION DATE. In the event that Gabrielsen=s services are terminated prior to the Resignation Date, he (or his estate or beneficiaries as the case may be) shall receive the following compensation:

         (i) In the event that Gabrielsen=s services are terminated by the Bank without Cause pursuant to Section 7(c) above, the Bank shall continue to provide Gabrielsen with the compensation and benefits described in Section 4 until the Resignation Date.

         (ii) In the event that Gabrielsen's services are terminated (A) by reason of Gabrielsen's death or Total Disability pursuant to
                  Section 7(a), (B) by the Bank for Cause pursuant to Section 7(b), or (C) by Gabrielsen pursuant to Section 7(d), the Bank shall pay Gabrielsen any accrued but unpaid salary for services rendered to the termination date, any accrued but unpaid expenses required to be reimbursed in accordance with the Bank=s policy, and any vacation accrued to Gabrielsen=s termination date.

         (iii) Any employee benefits to which Gabrielsen may be entitled pursuant to the Bank=s employee benefit plans in which he was participating immediately prior to his termination date shall be determined and paid in accordance with the terms of such plans. Except as may be provided under this Agreement, Gabrielsen shall have no right to receive any other compensation, or to participate in any other plan, arrangement or benefit, with respect to future periods after such termination or resignation.

(b) TERMINATION PRIOR TO THE END OF THE CONSULTING PERIOD. In the event that Gabrielsen=s services are terminated after the end of the Employment Period but prior to the conclusion of the Consulting Period, he (or his estate or beneficiaries as the case may be) shall receive the following compensation:

         (i) In the event that Gabrielsen=s services are terminated by the Bank without Cause pursuant to Section 7(c) above, the Bank shall pay Gabrielsen a lump sum amount equal to the remaining unpaid balance of the compensation payable for the Consulting Period.

         (ii) In the event that Gabrielsen's services are terminated (A) by reason of Gabrielsen's death or Total Disability pursuant to
                  Section 7(a), (B) by the Bank for Cause pursuant to Section 7(b), or (C) by Gabrielsen pursuant to Section 7(d), the Bank shall pay Gabrielsen any accrued but unpaid compensation for services rendered to the termination date.

         (iii) Except as may be provided under this Agreement, Gabrielsen shall have no right to receive any other compensation with respect to future periods after such termination or resignation.

(c) OTHER COMPENSATION. Notwithstanding anything in this Section 8, Gabrielsen=s right to receive the additional compensation described in
         Section 5 above shall be determined in accordance with the provisions set forth in Section 5(a).

9.       GENERAL RELEASE.


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In consideration for the Bank's payment of the benefits under Section 5 of this
Agreement, the Bank=s agreement to appoint Gabrielsen as a consultant pursuant to Section 6 of this Agreement, and compliance with the terms and conditions of this Agreement, Gabrielsen hereby agrees to release the Bank and any and all of the Bank=s subsidiaries, parents, branches, divisions, affiliates, related entities, predecessor entities, including Pawling Savings Bank and Progressive Bank, Inc. and present and former officers, directors, employees and agents (collectively the "Released Parties"), individually and in their official capacities, of and from all causes of action, claims, damages, judgments or agreements of any kind including, but not limited to, all matters arising out of Gabrielsen=s employment with any of the Released Parties and the cessation thereof, with the exception of any claims or actions by Gabrielsen to enforce this Resignation Agreement. This release includes, but is not limited to, any alleged violation of:

         -        The National Labor Relations Act;
         -        Title VII of the Civil Rights Act of 1964;
         -        Sections 1981 through 1988 of Title 42 of the United States
                  Code;
         -        The Employee Retirement Income Security Act of 1974 ("ERISA");
         -        THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967;
         -        The Immigration Reform Control Act;
         -        The Americans with Disabilities Act of 1990;
         -        The Fair Labor Standards Act:
         -        The Occupational Safety and Health Act;
         -        The Family and Medical Leave Act of 1993;
         -        The New York Human Rights Law;
         -        The New York Labor Law;
         -        The New York Equal Rights Law ' 40-c ET SEQ.;
         -        The New York Minimum Wage Law;
         -        The New York Equal Pay Law;
         - any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;
         -        any public policy, contract, tort, or common law; or
         - any allegation for costs, fees, or other expenses including attorneys' fees incurred in these matters.

10.  WAIVER OF RELIEF OR RECOVERY.

Gabrielsen hereby waives his right to accept any monetary relief or recovery in connection with any charge or complaint before any federal, state, or local court or administrative agency against the Released Parties, except as such waiver is prohibited by law. Nothing in this Section 10 is intended to limit or alter Gabrielsen=s coverage under any indemnification policies, practices, or arrangements maintained by the Released Parties with respect to current and former directors and officers.

11.  WITHHOLDING OF TAXES.

The Bank shall withhold from any compensation and benefits payable under this Agreement all applicable federal, state, local, or other taxes.



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12.  NON-DISCLOSURE OF AGREEMENT TERMS.

Gabrielsen agrees that he will not disclose the terms of this Agreement to any third party other than his immediate family, attorney, accountants, or other consultants or advisors or except as may be required by any governmental authority.

13.  SOURCE OF PAYMENTS.

All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid from the general assets of the Bank, and no special or separate account shall be established, and no other segregation of assets made, to assure payment. Gabrielsen shall have no right, title or interest whatever in or to any investments which the Bank may make to aid the Bank in meeting its obligations under this Agreement. To the extent that any person acquires a right to receive payments from the Bank under this Agreement, such right shall be no greater than the right of an unsecured creditor of the Bank and its affiliates.

14.  ARBITRATION.

Any dispute or controversy arising under or in connection with this Agreement shall be settled by arbitration, conducted before a panel of three arbitrators in accordance with the rules of the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. The arbitrators shall be approved by both the Bank and Gabrielsen and their decision shall be binding and conclusive for all purposes. Judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. Any such arbitration shall take place in White Plains, New York or such other place as may be agreed upon at the time by the parties to the arbitration. The cost of such arbitration (including reasonable legal fees and expenses) shall be borne by the party against whom judgment is rendered.

15.  SUCCESSORS AND ASSIGNMENT.

Except as otherwise provided in this Agreement, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement shall not be assignable by Gabrielsen, and shall be assignable by the Company only to any financially solvent corporation or other entity resulting from the reorganization, merger or consolidation of the Company with any other corporation or entity or any corporation or entity to or with which the Company's business or substantially all of its business or assets may be sold, exchanged or transferred, and it must be so assigned by the Company to, and accepted as binding upon it by, such other corporation or entity in connection with any such reorganization, merger, consolidation, sale, exchange or transfer (the provisions of this sentence also being applicable to any successive such transaction).

16.  ENTIRE AGREEMENT; AMENDMENT.

This Agreement shall supersede any and all existing oral or written agreements, representations, or warranties between Gabrielsen and the Bank or any of its subsidiaries or affiliated entities relating to the terms of Gabrielsen's employment. It may not be amended except by a written agreement signed by both parties.



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17.  GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in that State, without regard to its conflict of laws provisions.

18.  NOTICES.

Any notice, consent, request or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by registered or certified mail, return receipt requested, or by facsimile or by hand delivery, to those listed below at their following respective addresses or at such other address as each may specify by notice to the others:

                           To the Bank:

                                    Premier National Bank
                                    1301 Route 52
                                    P.O. Box 7000
                                    Fishkill, New York 10001-2320
                                    Attention: Peter Van Kleeck, President and
                                    Chief Executive Officer

                           To Gabrielsen:

                                    Robert Gabrielsen
                                    83 Harden Drive
                                    LaGrangeville, New York 12540

19.  MISCELLANEOUS.

(a) WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(b) SEPARABILITY. If any term or provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such term or provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

(c) HEADINGS. Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

(d) RULES OF CONSTRUCTION. Whenever the context so requires, the use of the singular shall be deemed to include the plural and vice versa.



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(e)      COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year set forth below.

                              PREMIER NATIONAL BANK


                              By:/s/ Peter Van Kleeck
                              President and  Chief Executive Officer




                              /s/ Robert Gabrielsen
                              Executive Vice President




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